Exhibit 99.1

CONTACT:

Mackenzie Aron

Vice President, Investor Relations

(407) 906-6262

investor@taylormorrison.com

Taylor Morrison Reports First Quarter 2026 Results

SCOTTSDALE, Ariz., April 22, 2026 — Taylor Morrison Home Corporation (NYSE: TMHC), a leading national community developer and homebuilder, announced results for the first quarter ended March 31, 2026. For the first quarter, reported net income was $99 million, or $1.01 per diluted share, while adjusted net income was $109 million, or $1.12 per diluted share.

First Quarter 2026 Highlights

•	Home closings revenue of $1.3 billion

•	2,268 closings at an average sales price of $578,000

•	Home closings gross margin of 20.0%; adjusted home closings gross margin of 20.6%

•	SG&A ratio of 11.4% of home closings revenue

•	Net sales orders of 2,914 at an average selling price of $603,000

•	Monthly net sales pace of 2.7 per community

•	Sales order backlog of 3,465 homes with a sales value of $2.3 billion

•	75,626 homebuilding lots owned and controlled; 51% controlled off balance sheet

•	Homebuilding land and development investment of $503 million

•	Repurchased approximately 2.5 million common shares for $150 million

•	Total liquidity of approximately $1.6 billion, inclusive of $653 million of cash

“Our first quarter results reflected the effectiveness of our diversified strategy, the quality of our core locations, and the disciplined execution of our teams. We delivered 2,268 homes at an average price of $578,000 and an adjusted home closings gross margin of 20.6%, driving adjusted earnings per diluted share of $1.12 and 11% year-over-year growth in our book value per share to $64. On the capital front, we invested $503 million in land and development and $150 million in share repurchases and ended the quarter with $1.6 billion in liquidity,” said Sheryl Palmer, Taylor Morrison Chairman and CEO.

Palmer continued, “Encouragingly, our first quarter sales were achieved with a significant increase in the mix of to-be-built orders to 38% from 28% in the fourth quarter, a more than 100 basis point sequential reduction in incentives, and a 30% decline in our finished spec count to 863 homes. With net orders outpacing closings, our backlog grew 23% sequentially to 3,465 homes. We believe our diversification across consumer segments remains a critical driver of our results relative to the broader market. In particular, our resort lifestyle segment provided a strong source of differentiated sales success during the quarter as the only consumer segment to grow year over year, driven by a 9% increase in Esplanade sales. Supported by the underlying strength of our strategy, we are reaffirming our full-year 2026 guidance across all key metrics, despite the evolving market backdrop.”

“Our strategic priorities center on a refocusing of our expertise in the discerning entry-level, move-up and resort lifestyle segments, with land investments focused on well-located, core submarkets that best align with our product offerings and target consumer groups. Tactically, we are focused on continuing to rebuild our backlog with ongoing normalization in our sales mix, managing our starts cadence, and ensuring the more than 125 new communities we have slated for the year open with strong momentum. We believe these priorities are laying the groundwork for a meaningful reacceleration in growth in 2027 and beyond while positioning our portfolio to generate attractive long-term returns for our shareholders.”

Business Outlook

The Company is providing the following guidance for the second quarter and full year 2026:

	Second Quarter 2026	Full Year 2026
Ending Community Count	Around 370	Between 365 to 370
Home Closings	Between 2,500 to 2,600	Approximately 11,000
Average Closing Price	Approximately $575,000	Between $580,000 to $590,000
Home Closings Gross Margin[1] (excluding any inventory-related charges)	At least 20%	Not provided
SG&A as a Percentage of Home Closings Revenue	Not provided	Mid-10% range
Effective Tax Rate	Approximately 25.5%	Approximately 25.0%
Average Diluted Share Count	Approximately 95 million	Approximately 95 million
Homebuilding Land Investment	Not provided	Approximately $2 billion
Share Repurchases	Not provided	Approximately $400 million

(1)

A reconciliation of our forward-looking adjusted home closings gross margin to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted.

First Quarter Business Highlights

All comparisons are of the current quarter to the prior-year quarter, unless indicated.

Homebuilding

•

Home closings revenue decreased approximately 28% to $1.3 billion, driven by an approximately 26% decline in closings volume to 2,268 homes and an approximately 4% decrease in average closing price to $578,000.

•	Home closings gross margin was 20.0% on a reported basis and 20.6% on an adjusted basis, excluding $8.2 million of inventory impairment charges.

•

Net sales orders decreased approximately 14% to 2,914 at an average selling price of $603,000, up approximately 2% year over year. The monthly sales pace was 2.7 per community, up from 2.4 in the fourth quarter of 2025 but down from 3.3 in the first quarter of 2025.

•	Ending active selling communities were 356, up 4% year over year.

•	The cancellation rate was 10.0% of gross orders, compared to 11.0% a year ago.

•	SG&A as a percentage of home closings revenue increased to 11.4% from 9.7% a year ago, as the reduction in SG&A dollar spend was offset by lower home closings revenue.

•	Backlog at quarter end was 3,465 homes, up 23% sequentially from 2,819 homes at year end 2025. Backlog customer deposits averaged approximately $45,000 per home.

Land Portfolio

•

Homebuilding land and development investment totaled $503 million in the first quarter of 2026, inclusive of $224 million for land development, as compared to $469 million in the first quarter of 2025, inclusive of $218 million for land development.

•

Homebuilding lot supply was 75,626 homesites at quarter end, of which 51% was controlled off balance sheet. This compared to total homesites of 86,266 in the first quarter of 2025, of which 59% was controlled, and 78,835 at year end 2025, of which 54% was controlled.

•

Based on trailing twelve-month home closings, total homebuilding lots represented 6.2 years of supply, of which 3.0 years was owned. This compared to 6.5 years of supply and 2.7 years owned in the first quarter of 2025.

Financial Services

•	The mortgage capture rate was 88%, stable compared to a year ago.

•	Borrowers had an average credit score of 750, average household income of approximately $181,000, and average loan-to-value ratio of 80%.

Balance Sheet

•	At quarter end, total liquidity was approximately $1.6 billion, inclusive of $653 million of cash and $905 million of available capacity on the Company’s revolving credit facility.

•	The gross homebuilding debt-to-capital ratio was 26.6% and the net homebuilding debt-to-capital ratio was 20.5%.

•

The Company repurchased approximately 2.5 million shares at an average price of approximately $61 per share during the first quarter. As of quarter end, $863 million remained available under the Company’s $1 billion repurchase authorization, which expires in December 2027.

Earnings Webcast

Taylor Morrison will hold a webcast to discuss its results today at 8:30 a.m. ET. A live audio webcast of the conference call will be available on Taylor Morrison’s website at www.taylormorrison.com on the Investor Relations portion of the site under the Events tab. At least 10 minutes prior to the webcast start time, participants are asked to register for the event here. The webcast will be recorded and available for replay on the Company’s website.

Quarterly Financial Comparison

(Dollars in thousands)	Q1 2026	Q1 2025	Q1 2026 vs. Q1 2025
Total Revenue	$1,387,092	$1,896,019	(26.8)%
Home Closings Revenue, net	$1,311,421	$1,830,068	(28.3)%
Home Closings Gross Margin	$261,721	$438,708	(40.3)%
	20.0%	24.0%	400 bps decrease
Adjusted Home Closings Gross Margin	$269,903	$453,586	(40.5)%
	20.6%	24.8%	420 bps decrease
SG&A	$148,847	$176,624	(15.7)%
% of Home Closings Revenue	11.4%	9.7%	170 bps increase

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison is one of the nation’s leading homebuilders and developers. We serve a wide array of consumers from coast to coast, including first-time, move-up and resort lifestyle homebuyers and renters under our family of brands—including Taylor Morrison, Esplanade and Yardly. Taylor Morrison has been recognized as America’s Most Trusted® Builder by Lifestory Research since 2016, was honored as one of Fortune’s World’s Most Admired Companies in 2026, and on Forbes’ Most Trusted and Best Companies in America lists in 2025. Our long-standing commitment to sustainable operations is highlighted in our annual Sustainability and Belonging Report.

For more information about Taylor Morrison, please visit www.taylormorrison.com.

Forward-Looking Statements

This earnings summary includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words ““anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “will,” “can,” “could,” “might,” “should” and similar expressions identify forward-looking statements, including statements related to expected financial, operating and performance results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: inflation or deflation; changes in general and local economic conditions; slowdowns or severe downturns in the housing market; homebuyers’ ability to obtain suitable financing; increases in interest rates, taxes or government fees; shortages in, disruptions of and cost of labor; higher cancellation rates of existing agreements of sale; competition in our industry; any increase in unemployment or underemployment; the seasonality of our business; the physical impacts of climate change and the increased focus by third-parties on sustainability issues; our ability to obtain additional performance, payment and completion surety bonds and letters of credit; significant home warranty and construction defect claims; our reliance on subcontractors; failure to manage land acquisitions, inventory and development and construction processes; failure to develop and maintain relationships with suitable land banks; availability of land and lots at competitive prices; decreases in the market value of our land inventory; new or changing government regulations, policy initiatives and legal challenges; our compliance with environmental laws and regulations regarding climate change; our ability to sell mortgages we originate and claims on loans sold to third parties; governmental regulation applicable to our financial services and title services business; the loss of any of our important commercial lender relationships; our ability to use deferred tax assets; raw materials and building supply shortages and price fluctuations, including as a result of tariffs; our concentration of significant operations in certain geographic areas; risks associated with our unconsolidated joint venture arrangements; information technology failures and data security breaches; costs to engage in and the success of future growth or expansion of our operations or acquisitions or disposals of businesses; costs associated with our defined benefit and defined contribution pension schemes; damages associated with any major health and safety incident; our ownership, leasing or occupation of land and the use of hazardous materials; existing or future litigation, arbitration or other claims; negative publicity or poor relations with the residents of our communities; failure to recruit, retain and develop highly skilled, competent people; utility and resource shortages or rate fluctuations; constriction of the capital markets; risks related to instability in the banking system; risks associated with civil unrest, acts of terrorism, threats to national security, the conflicts in Eastern Europe and the Middle East and other geopolitical events; the scale and scope of current and future public health events, including pandemics and epidemics; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations (also known as a government shutdown), and financial markets’ and businesses’ reactions to any such failure; risks related to our substantial debt and the agreements governing such debt, including restrictive covenants contained in such agreements; our ability to access the capital markets; the risks associated with maintaining effective internal controls over financial reporting; provisions in our charter and bylaws that may delay or prevent an acquisition by a third party; and our ability to effectively manage our expanded operations.

In addition, other such risks and uncertainties may be found in our most recent annual report on Form 10-K and our subsequent quarterly reports filed with the Securities and Exchange Commission (SEC) as such factors may be updated from time to time in our periodic filings with the SEC. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations, except as required by applicable law.

Taylor Morrison Home Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2026	2025
Home closings revenue, net	$1,311,421	$1,830,068
Land closings revenue	14,479	4,261
Financial services revenue, net	49,264	51,193
Amenity and other revenue	11,928	10,497

Total revenue	1,387,092	1,896,019
Cost of home closings	1,049,700	1,391,360
Cost of land closings	12,002	3,489
Financial services expenses	24,451	28,321
Amenity and other expenses	10,301	9,575

Total cost of revenue	1,096,454	1,432,745
Gross margin	290,638	463,274
Sales, commissions and other marketing costs	89,876	109,076
General and administrative expenses	58,971	67,548
Net income from unconsolidated entities	(2,877)	(1,975)
Interest expense, net	11,155	8,499
Other expense, net	2,831	1,557

Income before income taxes	130,682	278,569
Income tax provision	30,253	64,838

Net income before allocation to non-controlling interests	100,429	213,731
Net income attributable to non-controlling interests	(1,804)	(265)

Net income	$98,625	$213,466

Earnings per common share:
Basic	$1.03	$2.11
Diluted	$1.01	$2.07
Weighted average number of shares of common stock:
Basic	96,033	101,245
Diluted	97,530	103,017

Taylor Morrison Home Corporation

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	March 31, 2026	December 31, 2025
Assets
Cash and cash equivalents	$652,933	$850,037
Restricted cash	500	1,194

Total cash	653,433	851,231
Owned inventory	6,138,036	6,046,468
Consolidated real estate not owned	100,527	94,195

Total real estate inventory	6,238,563	6,140,663
Land deposits	388,277	360,690
Mortgage loans held for sale	139,001	132,512
Lease right of use assets	63,073	60,800
Prepaid expenses and other assets, net	530,473	566,670
Other receivables, net	269,835	241,678
Investments in unconsolidated entities	483,011	486,978
Deferred tax assets, net	74,363	74,363
Property and equipment, net	268,773	259,015
Goodwill	663,197	663,197

Total assets	$9,771,999	$9,837,797

Liabilities and stockholders’ equity
Accounts payable	$255,352	$251,641
Accrued expenses and other liabilities	586,138	682,500
Lease liabilities	72,822	71,525
Income taxes payable	8,333	8,146
Customer deposits	154,527	125,029
Estimated development liabilities	4,365	4,365
Senior notes, net	1,463,865	1,463,333
Loans payable and other borrowings	787,061	745,169
Revolving credit facility borrowings	—	—
Mortgage warehouse facilities borrowings	90,855	82,605
Liabilities attributable to consolidated real estate not owned	100,527	94,195

Total liabilities	$3,523,845	$3,528,508
Total stockholders’ equity	6,248,154	6,309,289

Total liabilities and stockholders’ equity	$9,771,999	$9,837,797

Homes Closed and Home Closings Revenue, Net:

	Three Months Ended March 31,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
(Dollars in thousands)	2026	2025	Change	2026	2025	Change	2026	2025	Change
East	869	1,110	(21.7)%	$469,061	$625,714	(25.0)%	$540	$564	(4.3%)
Central	558	883	(36.8)%	271,158	477,494	(43.2)%	486	541	(10.2)%
West	841	1,055	(20.3%)	571,202	726,860	(21.4)%	679	689	(1.5)%

Total	2,268	3,048	(25.6)%	$1,311,421	$1,830,068	(28.3)%	$578	$600	(3.7)%

Net Sales Orders:

	Three Months Ended March 31,
	Net Sales Orders			Sales Value			Average Selling Price
(Dollars in thousands)	2026	2025	Change	2026	2025	Change	2026	2025	Change
East	1,155	1,391	(17.0)%	$652,435	$721,027	(9.5%)	$565	$518	9.1%
Central	736	867	(15.1%)	342,865	449,363	(23.7%)	466	518	(10.0)%
West	1,023	1,116	(8.3%)	762,348	828,905	(8.0%)	745	743	0.3%

Total	2,914	3,374	(13.6%)	$1,757,648	$1,999,295	(12.1%)	$603	$593	1.7%

Sales Order Backlog:

	As of March 31,
	Sold Homes in Backlog			Sales Value			Average Selling Price
(Dollars in thousands)	2026	2025	Change	2026	2025	Change	2026	2025	Change
East	1,432	2,018	(29.0)%	$930,791	$1,286,197	(27.6)%	$650	$637	2.0%
Central	675	1,082	(37.6)%	358,424	640,443	(44.0)%	531	592	(10.3)%
West	1,358	1,968	(31.0%)	1,013,612	1,434,734	(29.4%)	746	729	2.3%

Total	3,465	5,068	(31.6)%	$2,302,827	$3,361,374	(31.5)%	$665	$663	0.3%

Ending Active Selling Communities:

	As of March 31,		Change
	2026	2025
East	148	137	8.0%
Central	97	94	3.2%
West	111	113	(1.8%)

Total	356	344	3.5%

Reconciliation of Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), we provide our investors with supplemental information relating to: (i) adjusted net income and adjusted earnings per common share, (ii) adjusted income before income taxes and related margin, (iii) adjusted home closings gross margin, (iv) EBITDA and adjusted EBITDA and (v) net homebuilding debt to capitalization ratio.

Adjusted net income, adjusted earnings per common share and adjusted income before income taxes and related margin are non-GAAP financial measures that reflect the net income/(loss) available to the Company excluding, to the extent applicable in a given period, the impact of real estate and inventory impairment charges, impairment of investment in unconsolidated entities, pre-acquisition abandonment charges, unique and unusual warranty charges, gains/losses on land transfers to joint ventures, extinguishment of debt, net, and legal reserves or settlements that the Company deems not to be in the ordinary course of business and in the case of adjusted net income and adjusted earnings per common share, the tax impact due to such items. Adjusted home closings gross margin is a non-GAAP financial measure calculated as GAAP home closings gross margin (which is inclusive of capitalized interest), excluding inventory impairment charges and unique and unusual warranty charges. EBITDA and adjusted EBITDA are non-GAAP financial measures that measure performance by adjusting net income before allocation to non-controlling interests to exclude, as applicable, interest expense/(income), net, amortization of capitalized interest, income tax provisions, depreciation and amortization (EBITDA), non-cash compensation expense, if any, real estate and inventory impairment charges, impairment of investments in unconsolidated entities, pre-acquisition abandonment charges, unique and unusual warranty charges, gains/losses on land transfers to joint ventures, extinguishment of debt, net and legal reserves or settlements that the Company deems not to be in the ordinary course of business, in each case, as applicable in a given period. Net homebuilding debt to capitalization ratio is a non-GAAP financial measure we calculate by dividing (i) total debt, plus unamortized debt issuance cost/(premium), net, and less mortgage warehouse facilities borrowings, net of unrestricted cash and cash equivalents (“net homebuilding debt”), by (ii) total capitalization (the sum of net homebuilding debt and total stockholders’ equity).

Management uses these non-GAAP financial measures to evaluate our performance on a consolidated basis, as well as the performance of our segments, and to set targets for performance-based compensation. We also use the net homebuilding debt to total capitalization ratio as an indicator of overall financial leverage and to evaluate our performance against other companies in the homebuilding industry. In the future, we may include additional adjustments in the above-described non-GAAP financial measures to the extent we deem them appropriate and useful to management and investors.

We believe that adjusted net income, adjusted earnings per common share, adjusted income before income taxes and related margin, as well as EBITDA and adjusted EBITDA, are useful for investors in order to allow them to evaluate our operations without the effects of various items we do not believe are characteristic of our ongoing operations or performance and also because such metrics assist both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted EBITDA also provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, or unusual items. Because we use the net homebuilding debt to total capitalization ratio to evaluate our performance against other companies in the homebuilding industry, we believe this measure is also relevant and useful to investors for that reason. We believe that adjusted home closings gross margin is useful to investors because it allows investors to evaluate the performance of our homebuilding operations without the varying effects of items or transactions we do not believe are characteristic of our ongoing operations or performance.

These non-GAAP financial measures should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measures of our operating performance or liquidity. Although other companies in the homebuilding industry may report similar information, their definitions may differ. We urge investors to understand the methods used by other companies to calculate similarly-titled non-GAAP financial measures before comparing their measures to ours.

A reconciliation of (i) adjusted net income and adjusted earnings per common share, (ii) adjusted income before income taxes and related margin, (iii) adjusted home closings gross margin, (iv) EBITDA and adjusted EBITDA and (v) net homebuilding debt to capitalization ratio to the comparable GAAP measures is presented below. For purposes of our presentation of our non-GAAP financial measures for the three months ended March 31, 2025, such measures have been recast to include certain adjustments being presented in the three months ended March 31, 2026 that were previously deemed immaterial in the prior period.

Adjusted Net Income and Adjusted Earnings Per Common Share

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2026	2025
Net income	$98,625	$213,466
Inventory impairment charges	8,182	14,878
Pre-acquisition abandonment charges	5,591	927
Tax impact of non-GAAP reconciling items	(3,189)	(3,679)

Adjusted net income	$109,209	$225,592

Basic weighted average number of shares	96,033	101,245
Adjusted earnings per common share - Basic	$1.14	$2.23
Diluted weighted average number of shares	97,530	103,017
Adjusted earnings per common share - Diluted	$1.12	$2.19

Adjusted Income Before Income Taxes and Related Margin

	Three Months Ended March 31,
(Dollars in thousands)	2026	2025
Income before income taxes	$130,682	$278,569
Inventory impairment charges	8,182	14,878
Pre-acquisition abandonment charges	5,591	927

Adjusted income before income taxes	$144,455	$294,374

Total revenue	$1,387,092	$1,896,019
Income before income taxes margin	9.4%	14.7%
Adjusted income before income taxes margin	10.4%	15.5%

Adjusted Home Closings Gross Margin

	Three Months Ended March 31,
(Dollars in thousands)	2026	2025
Home closings revenue, net	$1,311,421	$1,830,068
Cost of home closings	1,049,700	1,391,360

Home closings gross margin	$261,721	$438,708
Inventory impairment charges	8,182	14,878

Adjusted home closings gross margin	$269,903	$453,586

Home closings gross margin as a percentage of home closings revenue	20.0%	24.0%
Adjusted home closings gross margin as a percentage of home closings revenue	20.6%	24.8%

EBITDA and Adjusted EBITDA Reconciliation

	Three Months Ended March 31,
(Dollars in thousands)	2026	2025
Net income before allocation to non-controlling interests	$100,429	$213,731
Interest expense, net	11,155	8,499
Amortization of capitalized interest	18,672	24,773
Income tax provision	30,253	64,838
Depreciation and amortization	2,535	1,696

EBITDA	$163,044	$313,537
Non-cash compensation expense	6,560	7,785
Inventory impairment charges	8,182	14,878
Pre-acquisition abandonment charges	5,591	927

Adjusted EBITDA	$183,377	$337,127

Total revenue	$1,387,092	$1,896,019
Net income before allocation to non-controlling interests as a percentage of total revenue	7.2%	11.3%
EBITDA as a percentage of total revenue	11.8%	16.5%
Adjusted EBITDA as a percentage of total revenue	13.2%	17.8%

Debt to Capitalization Ratios Reconciliation

(Dollars in thousands)	As of March 31, 2026	As of December 31, 2025	As of March 31, 2025
Total debt	$2,341,781	$2,291,107	$2,083,599
Plus: unamortized debt issuance cost, net	11,135	11,667	6,177
Less: mortgage warehouse facilities borrowings	(90,855)	(82,605)	(175,741)

Total homebuilding debt	$2,262,061	$2,220,169	$1,914,035
Total stockholders’ equity	6,248,154	6,309,289	5,957,524

Total capitalization	$8,510,215	$8,529,458	$7,871,559

Total homebuilding debt to capitalization ratio	26.6%	26.0%	24.3%

Total homebuilding debt	$2,262,061	$2,220,169	$1,914,035
Less: cash and cash equivalents	(652,933)	(850,037)	(377,815)

Net homebuilding debt	$1,609,128	$1,370,132	$1,536,220
Total stockholders’ equity	6,248,154	6,309,289	5,957,524

Total capitalization	$7,857,282	$7,679,421	$7,493,744

Net homebuilding debt to capitalization ratio	20.5%	17.8%	20.5%